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                                                                   Exhibit 99.1

[LOGO]

              LONE STAR                                            NEWS RELEASE
          TECHNOLOGIES, INC.
                                                   CONTACT:  CHARLES J. KESZLER
                                                                 (972) 770-6495
                                                           Fax:  (972) 770-6411

          EXPANDING CAPACITY ENHANCES FINTUBE'S LEADERSHIP POSITION TO
                      MEET GROWING POWER GENERATION DEMAND

Dallas, TX, July 27, 2000..... Lone Star Technologies, Inc. (Lone Star),
NYSE:LSS, announced that one of its operating subsidiaries, Fintube Technologies, Inc. (Fintube), has initiated several projects to expand its capacity for specialty tubing products used in power generation plants.

Fintube will open a new finning facility in Monterrey, Mexico in September 2000 to serve the growing finned tube market in Mexico. Fintube also has entered into an exclusive multi-year selling agreement with Cerrey, S.A. de C.V. (Cerrey) of Monterrey. Cerrey is Mexico's leading producer of power generation equipment.

Fintube is also near completion of expansion of capacity for finned tubes in its Oklahoma facilities with newly upgraded production equipment. In addition, Fintube recently completed the purchase of a 65,000 sq. ft. fabrication facility to provide fabrication services for heat recovery steam generators.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "Our recent initiatives are a continuation of our strategy to enhance Fintube's market leadership position in the design, production, and marketing of finned tubes to meet the increasing demand for new electrical power generating plants in North America."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including precision mechanical tubulars and finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

        This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 1999.